Filed Pursuant to Rule 424(b)(3)
Registration No. 333-229978
PROSPECTUS

IVERIC bio, Inc.

5,174,727 Shares of Common Stock

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This prospectus relates to resales of shares of common stock previously issued by IVERIC bio, Inc. (formerly Ophthotech Corporation) to the selling stockholders identified in this prospectus, in connection with our acquisition of Inception 4, Inc., or Inception 4.

We will not receive any proceeds from the sale of the shares.

The selling stockholders identified in this prospectus, or their pledgees, assignees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “ISEE.” On April 25, 2019, the closing sale price of our common stock on the Nasdaq Global Select Market was $1.40 per share. You are urged to obtain current market quotations for the common stock.

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Investing in our common stock involves significant risks. See the information contained in this prospectus under the heading “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase shares of our common stock.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is April 25, 2019

We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No one is making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.
Unless the context otherwise requires, references in this prospectus to “IVERIC,” “we,” “us,” and “our” refer to IVERIC bio, Inc. and its subsidiaries. On April 16, 2019, we changed our corporate name to “IVERIC bio, Inc.” from “Ophthotech Corporation.”

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts, contained or incorporated by reference in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “goals,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date the statement was made, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Any such forward-looking statements represent management’s views as of the date of the document in which such forward-looking statement is contained. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PROSPECTUS SUMMARY
This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

IVERIC bio, Inc.
Our Business
We are a science-driven biopharmaceutical company with a focus on discovering and developing novel gene therapy solutions to treat orphan inherited retinal diseases, or IRDs, with unmet medical needs. We recently changed our name from Ophthotech Corporation to IVERIC bio, Inc. to reflect the transition of our business to focus principally on gene therapies. We believe that gene therapy as a treatment modality, especially gene therapies using adeno-associated virus, or AAV, for gene delivery, holds tremendous promise for retinal diseases. We also continue to develop our therapeutic programs, including our ongoing clinical trials for our C5 complement inhibitor Zimura® (avacincaptad pegol) for an age-related retinal disease and for an orphan IRD. If data from our Zimura clinical trials are positive, we may seek partnering opportunities for further clinical development of Zimura.

Our team has significant drug development experience in retinal diseases, including designing and executing investigational new drug, or IND, -enabling studies and clinical trials, and we are continuing to build our internal and external capabilities, especially in the preclinical development, clinical development and manufacture of gene therapies. We also have deep relationships with global ophthalmology thought leaders, including those at a number of leading academic research institutions with which we have developed collaborative relationships, and an extensive network of ophthalmic clinical trial sites. We will seek to leverage these existing relationships as we prepare for potential clinical trials for our gene therapy product candidates. We believe that the combination of these factors provide us a competitive advantage in retinal drug development.

Our gene therapy portfolio consists of several ongoing research and preclinical development programs that use AAV for gene delivery. These AAV gene therapy programs are targeting the following orphan IRDs:

•	rhodopsin-mediated autosomal dominant retinitis pigmentosa, or RHO-adRP, which is characterized by progressive and severe bilateral loss of vision leading to blindness;

•
Best vitelliform macular dystrophy, or Best disease, which is characterized by bilateral egg yolk-like lesions in the central portion of the retina, referred to as the macula, which, over time, progress to atrophy and loss of vision;

•	Leber congenital amaurosis type 10, or LCA10, which is characterized by severe bilateral loss of vision at or soon after birth; and

•	autosomal recessive Stargardt disease, or STGD1, which is characterized by progressive damage to the macula and retina, leading to loss of vision in children and young adults.

Our therapeutics portfolio consists of Zimura and our program of High temperature requirement A serine peptidase 1 protein, or HtrA1, inhibitors. We have Phase 2b clinical trials ongoing evaluating Zimura for the treatment of:

•
geographic atrophy, or GA, which is a late-stage form of dry age-related macular degeneration, or AMD, characterized by retinal cell death and degeneration of tissue in the macula, and which may result in loss of vision; and

•	autosomal recessive Stargardt disease.

We previously also evaluated Zimura in combination with Lucentis® (ranibizumab), an anti-vascular endothelial growth factor, or anti-VEGF, agent for the treatment of wet AMD, for which we completed a Phase 2a clinical trial, which we refer to as the OPH2007 trial, during the fourth quarter of 2018. We do not currently have plans to develop Zimura further in wet AMD. Our HtrA1 inhibitor program, which we are developing for GA secondary to dry AMD and potentially other age-related retinal diseases, is in the preclinical stage of development.

Acquisition of Inception 4, Inc.

On October 30, 2018, we acquired Inception 4, a privately held biotechnology company focused on research and development of small molecule inhibitors of HtrA1 for age-related retinal diseases in humans. The acquisition was effected pursuant to an Agreement and Plan of Merger, dated as of October 30, 2018, or the Merger Agreement, by and among us, Orion Ophthalmology Merger Sub, Inc., a Delaware corporation and our direct, wholly owned subsidiary, Orion Ophthalmology LLC, a Delaware limited liability company and our direct, wholly owned subsidiary, Inception 4, and, solely in its capacity as the representative, agent and attorney-in-fact of the equityholders of Inception 4, Fortis Advisors LLC, a Delaware limited liability company, and resulted in Inception 4 becoming our direct, wholly owned subsidiary. In connection with the Merger Agreement, we entered into a Stockholder Agreement, dated as of October 30, 2018, or the Stockholder Agreement, with Versant Venture Capital IV, L.P., Versant Side Fund IV, L.P. and Versant Venture Management, LLC, containing certain registration rights with respect to the shares of common stock issued by us to the Versant entities pursuant to the Merger Agreement.

Company Information

We were incorporated under the laws of the State of Delaware in 2007 under the name Ophthotech Corporation. On April 16, 2019, we changed our corporate name to IVERIC bio, Inc. Our principal executive offices are located at One Penn Plaza, 35th Floor, New York, NY 10119, and our telephone number is (212) 845-8200. Our website address is www.ivericbio.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The Offering

Common Stock offered by selling stockholders ................    5,174,727 shares.

Use of proceeds .................................................................    IVERIC bio, Inc. will not receive any proceeds
from the sale of shares in this offering.

Risk Factors .......................................................................    You should read the “Risk Factors” section of this
prospectus for a discussion of factors to consider carefully before deciding to purchase shares of our common stock.

Nasdaq Global Select Market symbol ...............................    ISEE

RISK FACTORS

Investing in our common stock involves significant risk. You should consider carefully the risks and uncertainties described under the section captioned “Risk Factors” contained in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and other filings we make with the Securities and Exchange Commission, or the SEC, from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus, the information and documents incorporated by reference in this prospectus, and in any prospectus supplement. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

This prospectus relates to the resale of shares of our common stock held by the selling stockholders listed in the table below. The selling stockholders acquired these shares from us in a private placement pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as partial consideration for our acquisition of Inception 4 on October 30, 2018. Under the Stockholder Agreement, we agreed to use commercially reasonable efforts to file a registration statement on Form S-3 with the SEC for the purposes of registering for resale the shares of our common stock issued to the selling stockholders pursuant to the Merger Agreement, and to maintain the effectiveness of the registration statement until the two-year anniversary of the effective date of the registration statement of which this prospectus forms a part, or such earlier time as all shares of common stock covered by the registration statement have been sold.

The following table sets forth, to our knowledge, certain information about the selling stockholders as of April 1, 2019.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (1)
	Number	Percentage		Number	Percentage
Versant Venture Capital IV, L.P.	5,142,333(2)	12.4%	5,142,333	0	—
Versant Side Fund IV, L.P.	32,394(3)	*	32,394	0	—

* Less than one percent.

(1)
We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)
Consists of 5,142,333 shares of common stock issued to the selling stockholder pursuant to the Merger Agreement and registered hereby. Versant Ventures IV, LLC is the sole general partner of Versant Venture Capital IV, L.P. and may be deemed to have voting and investment power over the securities held by Versant Venture Capital IV, L.P. and as a result may be deemed to have beneficial ownership over such securities. Brian G. Atwood, Samuel D. Colella, Ross A. Jaffe, William J. Link, Rebecca B. Robertson, Bradley Bolzon, Ph.D., Charles M. Warden, Kirk G. Nielsen, Thomas Woiwode and Robin L. Praeger are managing directors of Versant Ventures IV, LLC and share voting and dispositive power over the shares held by Versant Venture Capital IV, L.P.

(3)
Consists of 32,394 shares of common stock issued to the selling stockholder pursuant to the Merger Agreement and registered hereby. Versant Ventures IV, LLC is the sole general partner of Versant Side Fund IV, L.P. and may be deemed to have voting and investment power over the securities held by Versant Side Fund IV, L.P. and as a result may be deemed to have beneficial ownership over such securities. Brian G. Atwood, Samuel D. Colella, Ross A. Jaffe, William J. Link, Rebecca B. Robertson, Bradley Bolzon, Ph.D., Charles M. Warden, Kirk G. Nielsen, Thomas Woiwode and Robin L. Praeger are managing directors of Versant Ventures IV, LLC and share voting and dispositive power over the shares held by Versant Side Fund IV, L.P.

Relationships with Selling Stockholders

None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except as set forth below or in the table above.

Under the Merger Agreement, each selling stockholder will be entitled to receive its pro rata portion of contingent payments from the Company based on the achievement of certain clinical and regulatory milestones of up to an aggregate maximum amount of $105 million. We are required pursuant to the Merger Agreement to pay such consideration in shares of our common stock, calculated based on the price of our common stock over a five- trading day period preceding the achievement of the relevant milestone, unless and until the issuance of any such shares would, together with all other shares of our common stock issued in connection with the merger, exceed an overall maximum limit of approximately 7.2 million shares, which was equal to 19.9% of the issued and outstanding shares of our common stock as of the close of business on October 29, 2018. We will be required to pay any consideration in excess of such limit in cash. See the discussion under the heading “HtrA1 Inhibitor Program – Inception 4 Merger Agreement” in our Annual Report on Form 10-K filed with the SEC on February 28, 2019, which is incorporated herein by reference, for more details with respect to the consideration, including contingent consideration, that has been paid or may become payable to selling stockholders in connection with the acquisition.

Under the Stockholder Agreement, we will indemnify each selling stockholder and certain related persons against any damages to which such indemnified parties may become subject by reason of any material misstatement or omission in this registration statement, or any violation or alleged violation of the Securities Act, the Exchange Act, or any state securities law, or any rule promulgated under any of the foregoing, except to the extent that such damages arise out of or are based upon written information furnished to us by or on behalf of the selling stockholders for use in this registration statement. Each selling stockholder will indemnify us and certain related persons against any damages to which such indemnified parties may become subject by reason of any material misstatement or omission in this registration statement, or any violation or alleged violation of the Securities Act, the Exchange Act, or any state securities law, or any rule promulgated under any of the foregoing, in each case to the extent based upon any action or omission made in reliance upon written information provided by such selling stockholder for use in this registration statement.

The foregoing descriptions of the Merger Agreement and Stockholder Agreement are summaries only and are qualified in their entirety by reference to the terms of the Merger Agreement and Stockholder Agreement.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our certificate of incorporation, our by-laws and applicable provisions of Delaware corporate law. You should read our certificate of incorporation and by-laws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Our authorized capital stock consists of 200,000,000 shares of our common stock, $0.001 par value per share, and 5,000,000 shares of our preferred stock, $0.001 par value per share. As of April 1, 2019, we had issued and outstanding 41,477,420 shares of our common stock, and no shares of preferred stock were outstanding.

Common Stock

Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than
60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by only the board of directors, the Chairman of the board of directors or the Chief Executive Officer. Except as may be otherwise provided by applicable law, our certificate of incorporation or our by-laws, all elections of directors shall be decided by a plurality of the votes cast by the stockholders entitled to vote on the election, and all other questions shall be decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter at a duly held meeting of stockholders at which a quorum is present.

Voting Rights. Each holder of common stock is entitled to one vote for each share held of record on all matters to be voted upon by stockholders.

Dividends.    Subject to the rights, powers and preferences of any outstanding preferred stock, and except as provided by law or in our certificate of incorporation, dividends may be declared and paid or set aside for payment on the common stock out of legally available assets or funds when and as declared by the board of directors.

Liquidation and Dissolution.    Subject to the rights, powers and preferences of any outstanding preferred stock, in the event of our liquidation or dissolution, our net assets will be distributed pro rata to the holders of our common stock.

Other Rights. Holders of the common stock have no right to:

•	convert the stock into any other security;

•	have the stock redeemed;

•	purchase additional stock from us; or

•	maintain their proportionate ownership interest.

The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.

Transfer Agent and Registrar.    Computershare Trust Company, N.A. is transfer agent and registrar for the common stock.

Preferred Stock

We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designations, powers, preferences and the relative, participating, optional or other special rights and any qualifications, limitations and restrictions of the shares of each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval. Currently, we have no shares of preferred stock outstanding.

Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Global Select Market. We may utilize these additional shares for a variety of corporate purposes, including for future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in our company by means of a merger, tender offer, proxy contest or otherwise. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law That May Have Anti-Takeover Effects

Staggered Board; Removal of Directors. Our certificate of incorporation and our bylaws divide our board of directors into three classes with staggered three-year terms. In addition, our certificate of incorporation and our bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of our shares of capital stock present in person or by proxy and entitled to vote. Under our certificate of incorporation and bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our certificate of incorporation provides that the authorized number of directors may be changed only by the resolution of our board of directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our board of directors, our chief executive officer or our board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions also could discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Super-Majority Voting. The General Corporation Law of the State of Delaware, which we refer to as the DGCL, provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described above.

Delaware Business Combination Statute.    Section 203 of the DGCL is applicable to us. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquires 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

•	a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and

•	any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of our capital stock.

The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

•
prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock, or

•
the interested stockholder owns at least 85% of our outstanding voting stock as a result of a transaction in which such stockholder acquired 15% or more of our outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Directors’ Liability

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

Our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to each of our directors and officers in connection with legal proceedings arising out of his or her service as one of our directors or officers, as applicable, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director or executive officer, as applicable, for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors or executive officers, as applicable.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, assignees, transferees or other successors- in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges in any market or trading facility on which the shares are traded, or in the over-the-counter market or otherwise, at fixed prices, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	in privately negotiated transactions;

•	“at the market” or through market makers or into an existing market for the shares;

•	through the distribution of the common stock by any selling stockholders to its partners, members or stockholders;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, after the effective date of the registration statement of which this prospectus is a part; and

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge or grant a security interest in shares to a broker-dealer, other financial institution or other person, and, upon a default such pledgee or secured parties may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer or underwriter that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the shares in respect of which this prospectus is delivered, we and the applicable selling stockholders will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in a prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

In order to facilitate the offering of the shares, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the shares, the underwriters may bid for, and purchase, the shares in the open market. Finally, in any offering of the shares through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the shares in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

We have agreed with the selling stockholders to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the date that is the two-year anniversary of the effective date of the registration statement, or such earlier time as all shares covered by this prospectus (i) have been sold pursuant to this registration statement or otherwise, (ii) may be transferred under Rule 144 or another similar exemption under the Securities Act without manner of sale or volume restrictions, or (iii) cease to be outstanding, in each case subject to certain exceptions described in the Stockholder Agreement.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of our internal control over financial reporting as of December 31, 2018, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. Our SEC filings are also available to you on the SEC’s Internet site at www.sec.gov. We maintain a website at www.ivericbio.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or portions of those documents deemed furnished and not filed) after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.

(1)
Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2019 Annual Meeting of Stockholders filed on April 18, 2019;

(2)	Current Reports on Form 8-K filed on January 7, 2019, January 7, 2019, April 11, 2019 and April 16, 2019; and

(3)
The description of our common stock contained in our Registration Statement on Form 8- A filed on September 20, 2013, including any amendments or reports filed for the purpose of updating such description.

You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement, and amendments, if any, to those documents filed or furnished pursuant to
Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at the SEC’s website or our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Investor Relations
IVERIC bio, Inc.
One Penn Plaza, 35th Floor
New York, New York 10119
(212) 845-8200

PROSPECTUS

IVERIC bio, Inc.

5,174,727 Shares of Common Stock

April 25, 2019